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                                                                       EXHIBIT 5

              OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                               February 23, 1999

Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, TX 78216

Ladies and Gentlemen:

         We have acted as legal counsel to Clear Channel Communications, Inc., a Texas corporation (the "Company") in connection with the proposed merger between CCU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Jacor Communications, Inc., a Delaware corporation ("Jacor"), whereby Clear Channel will issue shares of Common Stock, par value $.10 per share ("Clear Channel Common Stock") to the security holders of Jacor in accordance with an Agreement and Plan of Merger dated October 8, 1998, by and between the Company, Merger Sub and Jacor, as amended (the "Merger Agreement").

         We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

         Based upon such examination and representations, we advise you that, in our opinion:

         1. The shares of Clear Channel Common Stock which are to be issued to the security holders of Jacor, as contemplated by the Merger Agreement will be duly and validly authorized by the Company.

         2. The shares of Clear Channel Common Stock which are to be issued and delivered by the Company to the security holders of Jacor, pursuant to the Merger Agreement will, upon consummation of the Merger, be validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in Joint Proxy Statement/Prospectus contained therein.



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Clear Channel Communications, Inc.
February 23, 1999
Page 2

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                  Very truly yours,

                                  /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.